NAL
 [LOGO]       Financial
              Group Inc.

                                                                    May 2, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of NAL Financial Group Inc. (the "Company") which will be held at The Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida on Friday, June 6, 1997 at 10:00 AM. Your Board of Directors and management look forward to personally greeting those stockholders able to attend.

     At the Meeting, stockholders will be asked to elect one director, to ratify the appointment of Price Waterhouse LLP as the Company's independent auditors and to consider such other matters as may properly come before the Meeting or at any adjournment(s) thereof. These matters are discussed in greater detail in the accompanying Proxy Statement.

     Your Board of Directors recommends a vote FOR the election of the nominee for director and FOR the ratification of Price Waterhouse LLP as the Company's independent auditors.

     Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the Meeting. You are requested to sign, date and mail the enclosed proxy promptly.

     We wish to thank our stockholders for their participation and support.

                                          Sincerely,

                                          /s/ Robert R. Bartolini
                                          ----------------------------------
                                          Robert R. Bartolini
                                          Chairman of the Board and
                                          Chief Executive Officer

                            NAL FINANCIAL GROUP INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 6, 1997

                                                                    May 2, 1997

To the Stockholders of NAL FINANCIAL GROUP INC.:

     The Annual Meeting of Stockholders (the "Meeting") of NAL Financial Group Inc. (the "Company") will be held at The Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida on Friday, June 6, 1997, at 10:00 A.M. for the following purposes:

     (1) to elect one director;

     (2) to ratify the appointment of Price Waterhouse LLP as independent auditors for the Company; and

     (3) to transact such other business as may properly come before the Meeting and at any adjournment(s) thereof.

     A copy of the Annual Report for the fiscal year ended December 31, 1996 is enclosed for your information.

     Only stockholders of record as of the close of business on April 21, 1997 will be entitled to vote at the Meeting and at any adjournment(s) thereof.

     Enclosed is a Proxy Statement, a form of proxy and an addressed return envelope. All stockholders, whether or not they expect to be present at the Meeting, are requested to date and sign the proxy and return it in the enclosed envelope promptly. The return of the proxy will not affect your right to vote if you attend the Meeting.

                                          By Order of the Board of Directors,

                                          /s/ JoAnn Woodside
                                          --------------------------------
                                          JoAnn Woodside
                                          Secretary

                             YOUR VOTE IS IMPORTANT
        YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE
                               ENCLOSED ENVELOPE.

                            NAL FINANCIAL GROUP INC.
                         ------------------------------
                                 PROXY STATEMENT
                         ------------------------------

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NAL Financial Group Inc. ("NAL" or the "Company") to be voted at the Annual Meeting of Stockholders of the Company on June 6, 1997 and at any adjournment(s) of the meeting (the "Meeting") for the purposes described in the foregoing notice of Meeting. Proxies which are validly executed by stockholders and which are received by the Company no later than the business day preceding the Meeting will be voted in accordance with the instructions contained thereon. If no instructions are given, a proxy will be voted FOR the election of the nominee for director, FOR the ratification of Price Waterhouse LLP as the Company's independent auditors and in the discretion of the persons named in the proxy, if granted on all other matters presented to the Meeting. The return of the proxy will not affect your right to vote if you attend the Meeting.

     The securities entitled to vote at the Meeting consist of shares of Common Stock of the Company. The number of outstanding shares of Common Stock at the close of business on April 21, 1997 was 10,540,931. Each share of Common Stock is entitled to one vote, and the nominee receiving a plurality of the votes cast will be elected as director. Only holders of record at the close of business on April 21, 1997 will be entitled to vote at the Meeting. The holders of a majority of the outstanding shares of Common Stock must be present in person or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for the purpose of determining a quorum but neither will be counted in the election of the director or in the voting on the ratification of the Company's independent auditors, as described herein.

     A copy of the Company's Annual Report for the fiscal year ended December 31, 1996 accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material. The mailing address of the Company's executive office is 500 Cypress Creek Road West, Suite 590, Fort Lauderdale, Florida 33309. The approximate date on which this Proxy Statement and the form of proxy was first mailed or given to stockholders was May 2, 1997.

                                   PROPOSAL 1
                              ELECTION OF DIRECTOR

DIRECTOR TO BE REELECTED AT MEETING

     The Board of Directors currently has five members, of which two directors have terms which expire at the 1997 Annual Meeting. The Company has been advised that Mr. James F. DeVoe has declined to stand for reelection. Accordingly, the Board of Directors has adopted a resolution reducing the Board of Directors to four directors effective as of June 5, 1997. The person listed below has been nominated by the Board of Directors to serve as a director of the Company until the 2000 Annual Meeting of Stockholders.

     It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election as director of the following nominee. In the event that the nominee is unable to serve or will not serve as a director, it is intended that the proxies solicited hereby will be voted for such other person or persons as may be nominated by management. Vacancies in the Board of Directors may be filled by the Board of Directors and any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen.

   NOMINEE TO SERVE AS DIRECTOR                  PRINCIPAL OCCUPATION
   ----------------------------                  --------------------

Ngaire E. Cuneo......................  Executive Vice President, Corporate
                                          Development, of Conseco, Inc.

Ngaire E. Cuneo

     Ms. Cuneo, 46, has been a director of the Company since April 1996. She has been Executive Vice President, Corporate Development, of Conseco, Inc., a financial services holding company, since 1992. From 1986 to 1992, Ms. Cuneo was Senior Vice President and Corporate Officer of General Electric Capital Corporation. Ms. Cuneo is also a director of Conseco, Inc., Bankers Life Holding Corporation, American Life Holdings, Inc., American Life Holding Company and Duke Realty Investments, Inc.

REMAINING BOARD OF DIRECTORS

    DIRECTORS WHOSE TERMS EXPIRE
     AT THE 1998 ANNUAL MEETING                 PRINCIPAL OCCUPATION
     --------------------------                 --------------------

David R. Jones........................  President and CEO of DR Jones
                                          Financial, Inc.

John T. Schaeffer.....................  Executive Vice President of NAL and
                                          President and Chief Operating
                                          Officer of NAL Acceptance Corporation

David R. Jones

     Mr. Jones, 48, has been a director of the Company since February 1996 and his term expires at the 1998 Annual Meeting. He has been President and Chief Executive Officer of DR Jones Financial, Inc., a privately-held consulting firm since its formation in September 1995. Prior to forming DR Jones Financial, Inc., Mr. Jones was Senior Vice President -- Asset Backed Finance of Greenwich Capital Markets, Inc. from 1989 to 1995. Mr. Jones served as a Managing Director of The First Boston Corporation, an investment banking firm, from 1982 to 1989 and as Manager -- Product Development of General Electric Credit Corp., an asset-based lender and financial services company, from 1981 to 1982. Mr. Jones is a graduate of Harvard College and has a masters degree in business administration from The Amos Tuck School of Business Administration.

John T. Schaeffer

     Mr. Schaeffer, 50, has been President and Chief Operating Officer of NAL Acceptance Corporation ("NAC"), a subsidiary of the Company, since its inception. He became a director of the Company in conjunction with the merger of the Company into an inactive public shell company in November 1994 (the "Merger") and became Executive Vice President of the Company in May 1996. Mr. Schaeffer's term as director will expire at the 1998 Annual Meeting. Prior to joining NAC, Mr. Schaeffer was President and Chief Operating Officer of FinancialFed Services, Inc., the automobile lease origination and servicing unit of Financial Federal Savings & Loan Association ("FinFed"). From 1986 through 1989, Mr. Schaeffer was Executive Vice President and Chief Operating Officer of CenTrust Leasing Corporation, the leasing unit of CenTrust Savings Bank, where he was responsible for the overall activities of the leasing subsidiary. Prior to 1986, he was with First Pennsylvania Bank, N.A., where he served as Vice President for 16 years.

    DIRECTOR WHOSE TERM EXPIRES
    AT THE 1999 ANNUAL MEETING                    PRINCIPAL OCCUPATION
    --------------------------                    --------------------

Robert R. Bartolini......................  Chairman of the Board, President and
                                             CEO of NAL; Chairman of the Board
                                             and CEO of NAC

Robert R. Bartolini

     Mr. Bartolini, 53, has been Chairman and Chief Executive Officer of the Company since its inception in 1991 and became President in conjunction with the Merger in November 1994. Mr. Bartolini's term as director will expire at the 1999 Annual Meeting. Prior to founding NAL, he was President and Chief Operating Officer of FinFed, Miami, Florida, a $1.8 billion mutual savings and loan. From 1984 to 1987, Mr. Bartolini was Executive Vice President at CenTrust Savings Bank, an $11 billion institution based in Miami, Florida, with 60 branches. Prior to 1984, Mr. Bartolini was with First Pennsylvania Bank, NA (assets of $6 billion; 75 branches), where he served as Senior Vice President. Mr. Bartolini serves as a member of the Board of Directors of J.D. Byrider Systems, Inc., from which the Company operates the JDBR Franchise.

                         BOARD MEETINGS AND COMMITTEES

     During the fiscal year ended December 31, 1996, there were five meetings of the Board. All members of the Board attended these meetings. The Board of Directors maintains two committees consisting of the Audit Committee and the Compensation Committee. A brief description of the functions of each committee are set forth below.

     The Audit Committee has primary responsibility to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) selecting the independent auditors for the Company, (2) reviewing the scope of the audit to be conducted by them,
(3) meeting with the independent auditors concerning the results of their audit, and (4) overseeing the scope and accuracy of the Company's system of internal accounting controls. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for the Company. The members of the Audit Committee are Ms. Ngaire E. Cuneo, Chairman, and Messrs. David R. Jones and James F. DeVoe. During the fiscal year ended December 31, 1996, there was one meeting of the Audit Committee.

     The Compensation Committee is responsible for continually reviewing and assessing the Company's compensation and benefit programs, reviewing and making grants under the Company's Amended and Restated 1994 Stock Option Plan and assessing the compensation payable to executive officers joining the Company. The members of the Compensation Committee are Messrs. David R. Jones, Chairman, and James F. DeVoe and Ms. Ngaire E. Cuneo. During the fiscal year ended December 31, 1996, there was one meeting of the Compensation Committee.

DIRECTORS' COMPENSATION

     The employee-directors of the Company receive no fees or other compensation in connection with their services as directors. Each of Messrs. Jones and DeVoe were granted options to purchase 20,000 shares of the Company's Common Stock in connection with joining the Board of Directors. The non-employee directors each receive $1,000 for each meeting of the Board and each committee meeting attended in person and $500 for each meeting attended telephonically.

                             EXECUTIVE COMPENSATION

     The following table discloses individual compensation information relating to the Company's Chief Executive Officer and the other named executive officers of the Company for the years ended December 31, 1994, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                          ANNUAL COMPENSATION (1)               COMPENSATION
                                                          ------------------------    --------------------------------
                                                                                           AWARDS           PAYOUTS
                                                                                      ----------------   -------------
                                                                                         SECURITIES
                                                                                         UNDERLYING        ALL OTHER
              NAME AND POSITION                  YEAR     SALARY($)       BONUS($)    OPTIONS/SARS (#)    COMPENSATION
----------------------------------------------   ----     ---------       --------    ----------------    -------------

Robert R. Bartolini ..........................   1996      $300,000       $      0              0           $30,900(5)
  Chairman of the Board, President and           1995      $300,000       $      0         50,000(4)        $30,900(5)
  Chief Executive Officer of NAL;                1994      $281,916       $298,985         75,000(2)        $30,900(5)
  Chairman and Chief Executive Officer
  of NAC

John T. Schaeffer ............................   1996      $160,000       $      0              0           $10,300(5)
  Director and Executive Vice President          1995      $160,000       $      0         25,000(4)        $10,300(5)
  of NAL; President and Chief Operating          1994      $160,000       $      0         40,000(3)        $10,300(5)
  Officer of NAC

Robert J. Carlson ............................   1996      $ 80,000       $      0              0           $     0
  Senior Vice President -- Finance               1995      $ 80,000       $      0         15,000(4)        $     0
  of NAL and NAC                                 1994      $ 74,231       $ 86,015         15,000(3)        $     0

------------------
(1) Based upon the fiscal years ended December 31, 1996, 1995 and 1994.

(2) Represents stock options granted as of December 15, 1994 pursuant to the Company's Amended and Restated 1994 Stock Option Plan (the "1994 Plan"), of which 66,666 options vest pro-rata over four years commencing January 1, 1996 and 8,334 options vest pro-rata over three years commencing January 1, 1996.

(3) Represents stock options granted as of December 15, 1994 pursuant to the 1994 Plan, which vest pro-rata over three years commencing January 1, 1996.

(4) Represents stock options granted as of December 6, 1995 pursuant to the 1994 Plan, which vest pro-rata over three years commencing January 1, 1997.

(5) Represents insurance premiums on whole life insurance policies paid by the Company for the benefit of the named executive officer.

     The Company did not grant any options to purchase Common Stock to the named executive officers during the year ended December 31, 1996.

     The following table discloses information regarding the exercise of stock options during the year ended December 31, 1996 by the named executive officers and the number and value of any unexercised stock options held by them as of December 31, 1996.

        AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTIONS/SAR VALUES

                                                                      NUMBER OF SECURITIES                VALUE
                                                                           UNDERLYING                 OF UNEXERCISED
                                      SHARES                        UNEXERCISED OPTIONS/SARS     IN-THE-MONEY OTIONS/SARS
                                     ACQUIRED                            AT FY-END (#)                 AT FY-END($)
              NAME                ON EXERCISE(#)   VALUE REALIZED   EXERCISABLE/UNEXERCISABLE(1) EXERCISABLE/UNEXERCISABLE(1)
--------------------------------  --------------   --------------   ------------------------   ----------------------------
Robert R. Bartolini,............       -0-              -0-            19,445(E)/105,555(U)        $60,584(E)/$171,667(U)
  Chairman of the Board,
  President and Chief Executive
  Officer of NAL; Chairman and
  Chief Executive Officer of NAC

John T. Schaeffer...............       -0-              -0-            13,333(E)/51,667(U)         $ 48,400(E)/$96,800(U)
  Director and Executive Vice
  President of NAL; President
  and Chief Operating Officer of
  NAC

Robert J. Carlson...............       -0-              -0-             5,000(E)/25,000(U)         $ 18,150(E)/$36,300(U)
  Senior Vice President --
  Finance of NAL and NAC

------------------
(1) Based upon the closing price of the Company's Common Stock ($9.63 per share) as of December 31, 1996 on the Nasdaq National Market.

EMPLOYMENT ARRANGEMENTS

     Effective November 30, 1994, the Company entered into an employment agreement with Mr. Robert R. Bartolini. Such agreement, as subsequently amended, provides for a base salary of $300,000 per year together with discretionary bonuses, if any, to be declared by the Board of Directors. The agreement also provides for certain benefits, including vacation, life and disability insurance, use of an automobile and certain related expenses, certain other expenses and stock option plan participation, as well as a confidentiality agreement and a two-year noncompetition agreement in favor of the Company. This agreement provides for an initial term of three years and is annually renewable for successive three-year periods unless either Mr. Bartolini or the Company provides at least 60 days' notice of an intent not to renew. The agreement provides that the Company may terminate Mr. Bartolini's employment at any time with or without cause and that Mr. Bartolini may terminate the agreement upon written notice on the earlier of one year from the date of such notice or 90 days after his replacement is hired by the Company. Mr. Bartolini may not cause the agreement to terminate prior to three years from the date of the agreement. If Mr. Bartolini's employment were to be terminated by the Company without cause, he generally would receive his base salary and benefits for the remainder of the term of the agreement. If he were to be terminated because substantially all of the assets of the Company are sold or a controlling interest in the Company is sold, Mr. Bartolini would receive an additional payment of 299% of his base salary unless the agreement is assumed by the buyer or Mr. Bartolini is offered substantially identical duties and compensation with the buyer for at least the remaining term of the agreement.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 21, 1997, information with respect to the securities holdings of all persons which the Company, pursuant to filings with the Securities and Exchange Commission, has reason to believe may be deemed the beneficial owners of more than 5% of the Company's outstanding Common Stock. Also set forth in the table is the beneficial ownership of all shares of the Company's outstanding stock, as of such date, of all named executive officers and directors, individually and as a group.

                                                                   SHARES BENEFICIALLY
                                                                 OWNED AND OF RECORD(1)
                                                                -------------------------
                   NAME AND ADDRESS                               NUMBER          PERCENT
                   ----------------                             ----------        -------
Robert R. Bartolini........................................      2,254,754(2)      21.28%
  500 Cypress Creek Road West,
  Suite 590
  Fort Lauderdale, FL 33309
John T. Schaeffer..........................................        331,581(3)       3.14%
  500 Cypress Creek Road West,
  Suite 590
  Fort Lauderdale, FL 33309
Robert J. Carlson..........................................         75,196(4)           *
  500 Cypress Creek Road West,
  Suite 590
  Fort Lauderdale, FL 33309
Ngaire E. Cuneo............................................             --(5)           *
  745 Fifth Avenue, Suite 2700
  New York, NY 10151
James F. DeVoe.............................................         20,000(6)           *
  5780 West 71st Street
  Indianapolis, IN 46278
David R. Jones.............................................         23,000(7)           *
  2 Ocean Avenue
  Scituate, MA 02066-1624
Conseco, Inc...............................................      2,028,333(8)(12)  16.14%
  11815 N. Pennsylvania Street
  P. O. Box 1911
  Carmel, IN 46032
Florence Karp(9)...........................................      1,440,303(10)     12.13%
  3418 Sansom Street
  Philadelphia, PA 19104
Merrill Lynch Asset Management.............................        780,165(11)(12)  6.89%
  800 Scudders Mill Road
  Plainsboro, NJ 08536
All Directors and Executive Officers
  as a group (6 persons)...................................      2,704,531         25.31%

------------------

*    Represents less than 1%
(1) Except as otherwise indicated, includes total number of shares outstanding and the number of shares that each person has the right to acquire within 60 days through the exercise of options, warrants or debentures, pursuant to Item 403 of Regulation S-B and Rule 13d-3(d)(1), promulgated under the Exchange Act. Percentage of ownership is based on 10,540,931 shares of Common Stock outstanding as of April 21, 1997.
(2) Includes 1,886,245 shares held by Robert R. Bartolini and Marcia G. Bartolini, Co-Trustees of the Robert R. Bartolini Revocable Trust dated July 27, 1992, 210,000 shares of which are subject to options granted by Mr. Bartolini during May 1995. Also includes 48,931 shares presently held by English, McCaughan & O'Bryan, P.A. pursuant to the terms of the Voting Trust Agreement. See "Material Voting Arrangements." Includes 264,022 shares held by Marcia G. Bartolini and Robert R. Bartolini, Co-Trustees of the Marcia G. Bartolini Revocable Trust dated July 27, 1992. Does not include 50,000 shares owned beneficially by Edward
     M. Bartolini, the adult brother of Robert R. Bartolini. Also does not include 264,022 shares held by George Schnabel, Trustee of the Robert R. Bartolini and Marcia G. Bartolini Irrevocable Trust dated July 27, 1992. Includes vested incentive stock options to purchase 55,556 shares of Common Stock granted in December 1994 and December 1995. Does not include incentive stock options to purchase 69,444 shares of Common Stock granted in December 1994 and December 1995, which have not vested. See "Summary Compensation Table."
(3) Includes 5,552 shares held by English, McCaughan & O'Bryan, P.A. for the benefit of Mr. Schaeffer pursuant to the terms of the Voting Trust Agreement. See "Material Voting Arrangements." Includes 35,001 vested incentive stock options granted to Mr. Schaeffer in December 1994 and December 1995. Does not include 29,999 incentive stock options granted to Mr. Schaeffer in December 1994 and December 1995, which remain subject to vesting. Includes 4,952 shares held by Mr. Schaeffer's spouse. See "Summary Compensation Table."
(4) Includes 9,652 shares held by English, McCaughan & O'Bryan, P.A. for the benefit of Mr. Carlson pursuant to the terms of the Voting Trust Agreement. See "Material Voting Arrangements." Includes 15,000 vested incentive stock options granted to Mr. Carlson in December 1994 and December 1995. Does not include 15,000 incentive stock options granted to Mr. Carlson in December 1994 and December 1995, which remain subject to vesting. See "Summary Compensation Table."
(5) Ms. Cuneo joined the Board of Directors effective April 23, 1996 in conjunction with the sale by the Company of certain debentures. See "Material Stockholder Arrangements."
(6) Includes options to purchase 20,000 shares of Common Stock granted to Mr. DeVoe in connection with his appointment as a director on March 11, 1996.
(7) Includes options to purchase 20,000 shares of Common Stock granted to Mr. Jones in connection with his appointment as a director on February 5, 1996.
(8) Represents 515,000 shares issuable upon the exercise of warrants held by Conseco, Inc. Also includes 756,667 shares of Common Stock (666,667 shares representing principal and 90,000 shares representing interest at maturity) issuable upon conversion, if at all, of $5 million principal amount of debentures held by Great American Reserve Insurance Company ("GARCO") and 756,666 shares of Common Stock (666,666 shares representing principal and 90,000 shares representing interest at maturity) issuable upon the conversion, if at all, of $5 million principal amount of debentures held by Beneficial Standard Life Insurance Company ("BSLIC"). GARCO and BSLIC are wholly-owned subsidiaries of Conseco, Inc. (the "Conseco Subsidiaries"). This table has been prepared assuming a fixed $7.50 conversion price for the debentures. Additional shares may be issued to the holders of the debentures upon conversion based on a conversion price equal to the lesser of : (i) $7.50; and (ii) 80% of the closing bid price of the Company's Common Stock on the date of conversion. If such debentures were converted based upon the closing bid price of $2.44 as of April 21, 1997, 4,305,986 additional shares would be issued to the holders.
(9)  As custodian for Ms. Karp's minor grandchildren.
(10) Includes 103,333 shares of Common Stock. Also includes 625,000 shares of Common Stock issuable upon the exercise, if at all, of warrants. Includes 711,970 shares of Common Stock (560,606 shares representing principal and 151,364 shares representing interest at maturity) issuable upon the conversion, if at all, of $5.5 million principal amount of debentures. This table has been prepared assuming a fixed $9.00 conversion price for $3.0 million principal amount of the debentures. Additional shares may be issued to the holder upon conversion based on a conversion price equal to the lesser of: (i) $9.00 per share; and (ii) 75% of the closing bid price of the Company's Common Stock on the date of conversion. If such debentures were converted based on the closing bid price of $2.44 as of April 21, 1997, 1,592,042 additional shares would be issued to the holder.

(11) Represents 366,667 shares of Common Stock issuable upon conversion, if at all, of $2.75 million principal amount of debentures and 62,425 shares of Common Stock issuable upon the exercise of warrants held by Convertible Holdings, Inc. Also represents 300,000 shares of Common Stock issuable upon conversion, if at all, of $2.25 million principal amount of debentures and 51,075 shares of Common Stock issuable upon the exercise of warrants held by Merrill Lynch World Income Fund, Inc. Convertible Holdings, Inc. is advised by Merrill Lynch Asset Management, an investment adviser registered under the Investment Advisers Act of 1940 ("MLAM"). Merrill Lynch World Income Fund, Inc. is advised by Fund Asset Management, Inc., an investment adviser registered under the Investment Advisers Act of 1940 ("FAM"). FAM and MLAM are affiliates and both disclaim beneficial ownership of the Common Stock referred herein. This table has been prepared assuming a fixed $7.50 conversion price for the debentures. Additional shares may be issued to the holders upon conversion based on a conversion price equal to the lesser of: (i) $7.50 per share; and (ii) 80% of the closing bid price of the Company's Common Stock on the date of conversion. If such debentures were converted based upon the closing bid price of $2.44 as of April 21, 1997, 1,896,910 additional shares would be issued to the holders.
(12) In connection with the issuance of these debentures and warrants, the Company granted price protection to the holder(s) such that in the event the Company issues securities during the term of the debentures and warrants at an issuance price of less than $7.50 per share, the conversion price of such debentures would be reduced to the lesser of: (i) the issuance price of such securities; and (ii) 80% of the closing bid price of the Company's Common Stock on the date of conversion. This provision may result in the issuance of additional shares of Common Stock upon the conversion of the debentures and a decrease in the proceeds to the Company upon the exercise of the warrants. The exercise prices of the warrants are also adjustable on an immediate or cumulative basis, as applicable, based upon the issuance price of such additional securities.


MATERIAL VOTING ARRANGEMENTS

     Concurrent with the completion of the Merger, as of November 30, 1994, Messrs. Bartolini, Schaeffer and Carlson entered into a voting trust agreement (the "Voting Trust Agreement") pursuant to which 400,000 shares were placed in a voting trust. The Voting Trust Agreement provides that, on any matter requiring stockholder vote, the trustee will vote such shares in the same percentage as the other then issued and outstanding shares of Common Stock are voted. Such shares may be released from the Voting Trust Agreement pursuant to an earn-out formula whereby for the years ended 1995, 1996 and 1997, 10,000 trust shares will be released for each $150,000 of cumulative net income after taxes of the Company up to $3,000,000 and 5,000 shares will be released for each $150,000 of cumulative net income after taxes in excess of $3,000,000, less the number of trust shares previously transferred to the stockholders under this formula. The trust shares will be released pro rata in accordance with the number of trust shares beneficially owned by each stockholder. As of September 30, 1996, all of the shares had been earned. If the shares are not released pursuant to the earn-out formula within three years, such shares will be canceled. The trustee under the Voting Trust Agreement is English, McCaughan & O'Bryan, P.A., counsel to the Company.

MATERIAL STOCKHOLDER ARRANGEMENTS

     In connection with the purchase of $10 million principal amount of debentures in April 1996, the Conseco Subsidiaries are entitled to designate a nominee to the Company's Board of Directors and the Audit Committee of the Board of Directors pursuant to the terms of the agreements governing such debentures. Ms. Ngaire E. Cuneo, an executive officer and director of Conseco and the Conseco Subsidiaries, is the designated nominee. Pursuant to these arrangements, Messrs. Bartolini and Schaeffer entered into a stockholders' agreement as of April 23, 1996 with the Company, pursuant to which they agreed to certain limitations upon the resale of their shares of Common Stock until October 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LOANS TO THE COMPANY

     Mr. Robert R. Bartolini, Chairman and Chief Executive Officer of the Company, has on occasion provided advances at market interest rates to the Company.

     In order to provide it with additional working capital, Mr. Bartolini advanced approximately $1.0 million to the Company on June 30, 1995 and later increased this amount to approximately $2.9 million during December 1995. The advance was repaid in full as of June 30, 1996. During November 1996, Mr. Bartolini provided advances totaling $2,413,869 to the Company, which were repaid as of December 31, 1996 from the proceeds of the Company's underwritten secondary offering of Common Stock. These advances bore interest at a fixed rate of 11%.

TRANSACTION WITH AFFILIATE OF FORMER DIRECTOR

     Mr. Andrew Panzo was a member of the Company's Board of Directors from August 1995 until his resignation in March 1996. Following the Merger, American Maple Leaf Financial Corporation ("AMLF"), an affiliate of Mr. Panzo, rendered certain investment banking advisory services to the Company for which AMLF received 33,000 common stock purchase warrants. The warrants permit the purchase of additional shares at an exercise price of $9.00 per share through the later of May 1996 or the registration of the underlying shares of Common Stock.

     During April 1995, AMLF purchased $1,200,000 principal amount of 9% convertible subordinated debenture units for an aggregate purchase price of $1,200,000. $810,000 principal amount of these debenture units, as well as the accrued interest due thereon, was converted into 95,692 shares of the Company's Common Stock during January 1996. The remaining principal amount of these debenture units ($390,000) was converted in April 1996.

SALE OF BOAT TO EXECUTIVE OFFICER

     In October 1994, the Company sold a repossessed boat to Mr. John T. Schaeffer, a director and Executive Vice President of NAL and President and Chief Operating Officer of NAC, in consideration for a note in the amount of $89,000, which bore interest at 10% per annum for a period of one year, and the offset by the Company of $21,000 payable to Mr. Schaeffer. The note was repaid prior to June 30, 1995. In management's opinion, the sale was at the approximate fair market value of the boat.

GRANT OF OPTIONS AND WARRANTS

     In December 1994 and December 1995, the Company granted certain options to purchase shares of the Company's Common Stock to executive officers under the Company's 1994 Plan. See "EXECUTIVE COMPENSATION." In conjunction with the appointment of Mr. Jones to the Board of Directors on February 5, 1996, the Company granted to him 20,000 options to purchase Common Stock with an exercise price of $14.38 per share. In conjunction with the appointment of Mr. DeVoe to the Board of Directors on March 11, 1996, the Company granted to him 20,000 options to purchase Common Stock with an exercise price of $11.50 per share. The options held by Messrs. DeVoe and Jones are covered by the Company's Directors' 1996 Stock Option Plan.

RELATIONSHIP WITH J.D. BYRIDER SYSTEMS, INC.

     Mr. Bartolini, Chairman and Chief Executive Officer of the Company, serves as a member of the Board of Directors of J.D. Byrider, from which the Company operates the JDBR Franchise. Mr. James F. DeVoe, a director of the Company, is the Chairman and Chief Executive Officer of J.D. Byrider.

TRAVEL SERVICES

     IYS Travel, Inc. ("IYS"), a travel agency of which the spouse of Mr. Robert Bartolini is a principal stockholder, provides business and personal travel services to the Company and its employees at prevailing market prices. IYS receives customary industry commissions from airlines, hotels, and cruise agencies for services provided. During the years ended December 31, 1996 and 1995, the Company paid IYS approximately $217,000 and $105,000, respectively, for airline tickets booked by IYS for travel by the Company's employees at the prevailing prices charged by the airlines.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company, as well as persons who own more than 10% of a registered class of the Company's equity securities ("Reporting Persons"), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. The Company believes that during the year ended December 31, 1996 all Reporting Persons timely complied with all filing requirements applicable to them.

                                   PROPOSAL 2
               RATIFICATION OF THE COMPANY'S INDEPENDENT AUDITORS

     Price Waterhouse LLP has audited the Company's financial statements since the Company's inception in 1991. Price Waterhouse LLP has been selected by the Board of Directors to serve as the independent auditors for the Company for the fiscal year ending December 31, 1997. Representatives of Price Waterhouse LLP are expected to be present at the Meeting to make a statement if they so desire and will be available to respond to appropriate questions.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the shares present in person or by proxy is required for ratification of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1997 FISCAL YEAR

                                 OTHER MATTERS

     The Board of Directors does not know of any other matter which is intended to be brought before the Meeting, but if such matter is presented, the persons named in the enclosed proxy intend to vote the same according to their best judgment.

     The enclosed proxy may be revoked by a later-dated proxy by giving notice to the Secretary of the Company in writing prior to the meeting or by personal notification at the Meeting prior to the voting.

                            EXPENSES OF SOLICITATION

     The cost of this proxy solicitation will be borne by the Company. In addition to the use of mail, proxies may be solicited in person or by telephone by employees of the Company without additional compensation. The Company will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.

                           1998 STOCKHOLDER PROPOSALS

     In order for stockholder proposals for the 1998 Annual Meeting of Stockholders to be eligible for inclusion in the Company's 1998 proxy statement, they must be received by the Company at its principal office in Fort Lauderdale, Florida, on or before January 3, 1998.

                                          By Order of the Board of Directors,

                                          /s/ Robert R. Bartolini
                                          ------------------------------------
                                          Robert R. Bartolini
                                          Chairman of the Board and
                                          Chief Executive Officer

Dated: May 2, 1997

                            NAL FINANCIAL GROUP INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Robert R. Bartolini and John T. Schaeffer and each of them Proxies with power to appoint a substitute and hereby authorizes them to represent and to vote all shares of Common Stock of NAL Financial Group Inc. held of record by the undersigned on April 21, 1997 at the Annual Meeting of Stockholders of NAL Financial Group Inc. to be held on June 6, 1997 and at any adjournment(s) thereof, and to vote as directed on this form and, in their discretion, upon such other matters not specified as may come before said meeting.

   1. Proposal 1 -
      Election of Director
      Nominee: Ngaire E. Cuneo

      / / FOR   / / WITHHELD

      The Board of Directors recommends a vote FOR Proposal 1
   2. Proposal 2 -
      Ratification of Price Waterhouse LLP as the Company's independent auditors for the 1997 Fiscal Year.

      / / FOR   / / AGAINST   / / ABSTAIN

      The Board of Directors recommends a vote FOR Proposal 2

   THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR AND FOR APPROVAL OF THE RATIFICATION OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                                                                See Reverse Side

   The undersigned hereby acknowledges receipt of the notice of Annual Meeting and Proxy Statement.

                                              PLEASE SIGN, DATE AND RETURN YOUR
                                              PROXY PROMPTLY IN THE ENCLOSED
                                              ENVELOPE. NO POSTAGE REQUIRED IF
                                              MAILED IN THE UNITED STATES.

                                              NOTE: Please sign name(s) exactly
                                              as printed hereon. Joint owners
                                              should each sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              full title as such.

                                              __________________________________
                                                         Signature(s)

                                              __________________________________
                                                             Date